Exhibit 4.1

AMENDMENT NO. 3

TO

SHAREHOLDER RIGHTS PLAN

Amendment No. 3, dated as of April 22, 2022 (this “Amendment No. 3”), to the Servotronics, Inc. Shareholder Rights Plan, dated as of October 15, 2012, as amended by Amendment No. 1 dated as of March 9, 2015, and Amendment No. 2 dated as of December 22, 2021 (as amended, the “Rights Plan”).

RECITALS

1.             The Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Plan as set forth in this Amendment No. 3.

2.             Pursuant to Section 24 of the Rights Plan, the Company may amend the Rights Plan as the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of Common Stock of the Company.

NOW, THEREFORE, in consideration of the background, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Amendment of Rights Plan.

(a)        Subclause (i) of the first sentence of Section 7(a) of the Rights Plan is hereby amended and restated to read in its entirety as follows:

“(i) the Close of Business on April 26, 2022 (the “Expiration Date”),”

(b)        The exhibits to the Rights Plan shall be deemed to be restated to reflect this Amendment No. 3, including all necessary conforming changes.

2.             Defined Terms. Unless otherwise defined in this Amendment No. 3, capitalized terms used in this Amendment No. 3 have the respective meanings given to them in the Rights Plan.

3.             No Other Modification. Other than as set forth in this Amendment No. 3, the terms and conditions of the Rights Plan remain in full force and effect without modification thereto.

[Intentionally left blank]

IN WITNESS WHEREOF, this Amendment No. 3 has been duly executed by the Company as of the date first above written.

SERVOTRONICS, INC.

By:	/s/ James C. Takacs
Name:	James C. Takacs
Title:	Chief Operating Officer

ATTEST:

/s/ Bernadine E. Kucinski
Name:	Bernadine E. Kucinski
Title:	Corporate Secretary